Exhibit 99.1

CIRCOR Announces Receipt of Notice of Late Filing from NYSE

Burlington, MA, August 24, 2022 ─ On August 18, 2022, CIRCOR International, Inc. (NYSE: CIR) (“CIRCOR” or “the Company”), as expected, received a notice from the New York Stock Exchange (“NYSE”) indicating that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the period ended July 3, 2022 (the “Q2 Quarterly Report”) with the Securities and Exchange Commission (the “SEC”).

As required by the NYSE, the Company will timely notify the NYSE that it intends to cure the deficiency and to return to compliance with the NYSE continued listing requirement. Under NYSE rules and in accordance with the NYSE notification letter, the Company has six months from August 18, 2022 to file the Q2 Quarterly Report with SEC. The Company can regain compliance with the NYSE listing standards at any time prior to that date by filing its Q2 Quarterly Report.

The notice has no immediate effect on the listing or trading of the Company’s common stock. However, if the Company fails to regain compliance with the NYSE continued listing standard within the six-month timeframe, it could be subject to delisting from the NYSE.

The Company expects to file the Q2 Quarterly Report well within the six-month timeframe.

About CIRCOR International, Inc.

CIRCOR International is one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets. The Company has a product portfolio of market-leading brands serving its customers’ most demanding applications. CIRCOR markets its solutions directly and through various sales partners to more than 14,000 customers in approximately 100 countries. The Company has a global presence with approximately 3,100 employees and is headquartered in Burlington, Massachusetts. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the expectations the Company describes in its forward-looking statements. Substantial reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Important factors that could cause actual results to differ materially from expectations include, but are not limited to the inability to remediate or the discovery of additional material weaknesses in the Company’s internal control over financial reporting; the risk that the completion and filing of the Q2 Quarterly Report will take longer than expected; additional information that may arise during the preparation of the Company’s financial statements; the timing of the Company regaining compliance with the NYSE’s continued listing standards; the timing and outcome, if any, of the Company’s strategic alternatives review and its exit from the Pipeline Engineering business unit; the impact on the Company of the situation in Russia and Ukraine; and the risks detailed from time to time in the Company’s periodic reports filed with the SEC. Before making any investment decisions regarding CIRCOR, the Company strongly advises you to read the section entitled “Risk Factors” in its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q, which can be accessed under the “Investors” link of the Company’s website at www.circor.com. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact
Scott Solomon
Senior Vice President
Sharon Merrill Associates, Inc.
(857) 383-2409